HSBC

December 8, 2015

Millar Western Forest Products Ltd.
16640 – 111th Avenue
Edmonton, Alberta
Canada

Attention: Mr. Craig Armstrong, President & CEO
Mr. David Anderson, Chief Financial Officer

Dear Sirs:

On the basis of the financial statements and other information provided by you in connection with your request for continued financing, we are pleased to advise that HSBC Bank Canada (the "**Bank**") has authorized and hereby offers to continue to make available to you the credit facilities set forth in the facility letter dated April 16, 2012 (the "**Initial Facility Letter**") issued by the Bank to Millar Western Forest Products Ltd. (the "**Borrower**"), as amended by the first supplemental facility letter dated August 27, 2012 and the second supplemental facility letter dated June 19, 2014 (the Initial Facility Letter, as supplemented by the first supplemental facility letter and the second supplemental facility letter are referred to as the "**Existing Facility Letters**"), subject to the following amendments:

1. **Credit Facilities:**

1.1. As at the date of this third supplemental facility letter, the maximum principal amount authorized and made available by the Bank to the Borrower under the existing operating facility (the "**Operating Loan**") is the sum of Cdn.$50,000,000, which is available in Canadian Dollars, or U.S. Dollars equal to the lesser of US$40,000,000 or the U.S. Dollar Equivalent of Cdn.$50,000,000, or a combination thereof.

1.2. During the period (the "**Bulge Availability Period**") beginning on February 1, 2016 and ending on April 30, 2016 (the "**Bulge Expiry Date**"), the Bank authorizes a temporary increase of Cdn.$20,000,000 (the "**Operating Loan Bulge Facility**" which for so long as it remains available, shall be considered part of the Operating Loan) to the said existing Cdn.$50,000,000 operating facility, to a maximum principal amount of Cdn.$70,000,000, which is also available in Canadian Dollars, or U.S. Dollars equal to the lesser of US$40,000,000 or the U.S. Dollar Equivalent of Cdn.$50,000,000.

1.3. During the Bulge Availability Period and on the Bulge Expiry Date, the Operating Loan shall continue to include the following unchanged sub-facilities:

HSBC Bank Canada
Vancouver Main Branch, Suite 200 - 885 West Georgia Street, Vancouver, BC V6C 3G1
T. (604) 685-1000 F. (604) 641-1808

1.3.1. the Swingline Sub-Facility in the maximum principal amount of Cdn.$10,000,000 or the U.S. Dollar Equivalent thereof;

1.3.2. the B/G Sub-Facility in the maximum principal amount of Cdn.$25,000,000 or the U.S. Dollar Equivalent thereof; and

1.3.3. the Import Loan Sub-Facility in the maximum principal amount of Cdn.$400,000,

provided that the aggregate of all Canadian Dollar advances and the Canadian Dollar Equivalent of all U.S. Dollar advances outstanding under the Operating Loan including direct advances under the Swingline Sub-Facility together with the face amount of all Canadian Dollar bank guarantees or letters of credit and the Canadian Dollar Equivalent of all U.S. Dollar bank guarantees or letters of credit issued and outstanding under the B/G Sub-Facility and the face amount of all outstanding documentary credits under the Import Loan Sub-Facility, shall at no time exceed:

(a) Cdn.$70,000,000 during the Bulge Availability Period;

(b) Cdn.$50,000,000 at all other times

For clarification purposes, upon the satisfaction of the conditions precedent to the availability of the Operating Loan Bulge Facility as set out below, any and all references to the "Operating Loan" in the Existing Facility Letters shall be deemed to be references to such loan as increased hereby, until the Bulge Expiry Date.

2. **Purpose**

The Operating Loan Bulge Facility shall be used to provide additional working capital to the Borrower during the Bulge Availability Period.

3. **Availability**

Upon satisfaction of the conditions precedent set forth in Section 8, the Operating Loan Bulge Facility shall be made available to the Borrower during the Bulge Availability Period on the same basis as the Operating Loan, as set forth in the Existing Facility Letters.

4. **Margin Requirements:**

The availability of the Operating Loan Bulge Facility shall be subject to the Margin Requirements applicable to the Operating Loan, as set out in the Existing Facility Letters.

5. **Repayment:**

The terms of repayment set out in the Existing Facility Letters in respect of the Operating Loan shall also govern the Operating Loan Bulge Facility, with the exception that all amounts outstanding under the Operating Loan Bulge Facility shall in any event be repaid in full by the Bulge Expiry Date.

6. **Interest and Fees:**

6.1. The interest and fees applicable to the Operating Loan shall also apply to the Operating Loan Bulge Facility. For the avoidance of doubt, the monthly standby fee of 0.75% per annum on the unadvanced portion of the Operating Loan shall also apply to the Operating Loan Bulge Facility.

6.2. In addition to the fees payable by the Borrower set out in the Existing Facility Letters, the Borrower shall also pay to Export Development Canada, a set-up fee and a utilization fee in respect of the Operating Loan Bulge Facility which shall be documented by side letter issued by Export Development Canada to the Borrower.

7. **Security**

The Loans (including for greater certainty the Operating Loan Bulge Facility) and the liabilities and obligations of the Borrower and the Guarantors under the Existing Facility Letters and hereunder shall be evidenced and secured by the Security Documents as set out in the Existing Facility Letters.

8. **Conditions Precedent:**

It shall be a condition precedent to the amendments to the Loans as set out in this third supplemental facility letter and the continued availability of the Loans that the Bank shall have received the following, in form and substance satisfactory to the Bank or its solicitors:

8.1. this third supplemental facility letter accepted by the Borrower;

8.2. written consent from Export Development Canada to this third supplemental facility letter (which the Bank will request directly from Export Development Canada) and the preparation, execution and delivery of any other documentation required by Export Development Canada, to its satisfaction;

8.3. the advice of Export Development Canada that it has received the fees set out in Section 6.2 above

8.4. an amendment to the loan participation and administration agreement dated August 27, 2012 between the Bank, in its roles as agent and lender, Export Development Canada, to reflect the allocation of credit risk for the Operating Loan Bulge Facility;

8.5. the absence of, in the sole opinion of Export Development Canada, any change, event, circumstance or occurrence that has had or reasonably could be expected to have a material adverse effect on the business, operations, properties, condition (financial or otherwise), results or prospects of the Borrower since September 30, 2015;

8.6. the execution and delivery to Export Development Canada by the Borrower of an "Individual Transaction Disclosure Consent Form" and

8.7. confirmation that the Borrower is in compliance with each of the terms and conditions of the Existing Facility Letters and this third supplemental facility letter.

9. **Acknowledgement:**

The Borrower acknowledges that the entire amount of the Operating Loan Bulge Facility will be funded by Export Development Canada, and agrees that the Bank shall bear no liability in relation to any failure by Export Development Canada to fund the Operating Loan Bulge Facility for any reason whatsoever. The Borrower expressly waives any claim it may have against the Bank in connection with any failure of Export Development Canada not funding the Operating Loan Bulge Facility.

Unless otherwise defined herein, all the words capitalized in this third supplemental facility letter shall have the meanings ascribed to such terms in the Existing Facility Letters.

Without limiting of any of the foregoing, the Borrower acknowledges and agrees that there shall not, by virtue of any amendments to the Existing Facility Letters be deemed to have been any refinancing, repayment, extinguishment or novation of any indebtedness, obligation or liability of the Borrower existing at the date of issuance of this third supplemental facility letter.

The Existing Facility Letters shall henceforth be read and construed in conjunction with this third supplemental facility letter and shall be deemed to be amended and supplemented hereby, but only to such extent as may be necessary to give full force and effect to the provisions hereof. Nothing contained in this third supplemental facility letter shall in any way prejudice or derogate from any provision contained in the Existing Facility Letters, except to the extent that any provision of this third supplemental facility letter may be inconsistent or conflict with any provision of the Existing Facility Letters, in which case the provisions hereof shall prevail, but save as aforesaid the Existing Facility Letters and all the terms, covenants and conditions thereof, shall be and continue to be in full force and effect as extended, supplemented and amended hereby.

The Loans shall continue to be subject to periodic review to be conducted by the Bank in the Bank's sole discretion, and the Bank shall be under no obligation to conduct any such review or to provide a renewal letter or extension letter or other notification of such review if such review is conducted.

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Kindly acknowledge and confirm your agreement to and acceptance of the foregoing terms and conditions by returning the enclosed duplicate copy of this letter executed by the Borrower by not later than 5:00 p.m. on December 18, 2015.

Yours very truly,
HSBC BANK CANADA

By: Brad Black
Assistant Vice President
Large Corporate Banking

By: Todd Patchell
Vice President
Large Corporate Banking

••••••

AGREED TO AND ACCEPTED THIS 28 DAY OF DECEMBER, 2015.

THE BORROWER:

MILLAR WESTERN FOREST PRODUCTS LTD.
by its authorized signatory(ies):

Name: J. CRAIG ARMSTRONG
Title: PRESIDENT & CEO

Name: DAVID ANDERSON
Title: VP FINANCE & CFO